Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-278207

Prospectus Supplement No. 14

(to Prospectus dated May 15, 2024)

SUPPLEMENT NO. 14 TO

PROSPECTUS FOR

UP TO 30,183,800 CLASS A ORDINARY SHARES

BITFUFU INC.

This Prospectus Supplement No. 14 is being filed to update and supplement the information contained in the prospectus dated May 15, 2024 (as supplemented from time to time, the “Prospectus”), relating to, among other things, the issuance from time to time of up to 5,589,292 Class A Ordinary Shares and the resale from time to time by the selling shareholders named in this Prospectus or their permitted transferees of (a) up to 24,594,508 Class A Ordinary Shares; (b) up to 155,541 Class A Ordinary Shares issuable upon the exercise of 207,389 Warrants; and (c) up to 207,000 Class A Ordinary Shares issuable upon the exercise of the Unit Purchase Option.

February 6, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN ISSUER
PURSUANT TO RULE 13a-16 OR 15d-16 OF
THE SECURITIES EXCHANGE ACT OF 1934

For the month of February 2025

Commission file number: 001-41972

BitFuFu Inc.

(Exact Name of Registrant as Specified in Its Charter)

9 Temasek Boulevard

Suntec Tower 2, #13-01/02/03

Singapore 038989

(Address of Principal Executive Offices)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F  ☒           Form 40-F  ☐

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release - BitFuFu Announces January 2025 Bitcoin Mining and Operation Updates

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BitFuFu Inc.

Date: February 6, 2025	By:	/s/ Leo Lu
	Name:	Leo Lu
	Title:	Chairman of Board of Directors and Chief Executive Officer

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Exhibit 99.1

BitFuFu Announces January 2025 Bitcoin Mining and Operation Updates

SINGAPORE, February 6, 2025 - BitFuFu Inc., (“BitFuFu” or the “Company”) (NASDAQ: FUFU), a global leader in Bitcoin mining and comprehensive mining services, today announced its unaudited production and mining operations updates for January 2025.

Key Highlights:

●	Bitcoin Production: Produced 83 Bitcoins ("BTC") from self-mining operations and 200 BTC for cloud-mining customers.

●	Bitcoin Holdings: Held 1,742 BTC in total as of January 31, 2025[1].

●	Strategic Expansion:

●	Miners: 2,000 units of S21XP miners expected to arrive in the U.S. and to be energized in March 2025, adding 0.54EH/s of mining capacity.

●	Mining Facilities:Signed a letter of intent to acquire an operational 51-megawatt (MW) Bitcoin mining facility in the State of Oklahoma, U.S., with $0.03/kWh average power cost.

“Bitcoin prices have remained resilient over the last two months, driving strong demand for our cloud-mining services, especially from large-scale customers,” said Leo Lu, Chairman and Chief Executive Officer of BitFuFu. “We actively manage and rebalance our mining capacity and operations to ensure stable cash flow, minimize risk, and support our strategic expansion plans.”

Bitcoin Production and Holdings:

●	BTC Held: 1,742 BTC as of January 31, 2025[1].

●	Self-Mining Production: 83 BTC, representing a 25% decrease from December 2024, mainly due to the expiration of one hashrate purchase order and the strategic reallocation of a portion of hashrate to fulfill cloud-mining orders.

●	Cloud-Mining Production: 200 BTC for cloud-mining customers.

●	BTC Purchases: No additional BTC were acquired on the secondary market in January 2025.

Hashrate Management:

●	Total Hashrate Under Management: 20.2EH/s as of January 31, 2025.

▪	Self-Owned Hashrate: 3.1EH/s (27,970 miners).

▪	Cloud-Mining and Co-Hosting: 17.1EH/s (107,384miners).

[1]	Includes 633 BTC pledged for loans and miner procurement payables and excludes BTC produced by cloud-mining customers.

●	Miner Energization:

●	2,000 units S21XP miners ordered in November 2024 are being shipped to the U.S. and expected to be energized in March 2025, adding 0.54EH/s hashrate to operations, preferably used for self-mining.

Power and Facilities:

●	Power Under Management: 424 MW total hosting capacity including two facilities with a combined 113 MW power supply secured by the Company.

●	80 MW in Ethiopia (hydropower, electricity cost of $0.036/kWh).

●	33 MW in the U.S. (grid power, electricity cost of $0.042/kWh).

●	1GW of Secured Power Capacity Target by 2026: In January 2025, BitFuFu signed a letter of intent to acquire a majority stake in an operating 51-MW Bitcoin mining facility in Oklahoma, U.S., with competitive average electricity costs of approximately $0.03/kWh.

Mining Services:

●	Cloud-Mining Growth: Registered users reached 598,785 as of January 31, 2025.

●	New Services: Launched BitFuFuOS, a new software service with power scaling solution that features a range of overclocking and underclocking modes, empowering miners to optimize operations and increase Bitcoin mining earnings by up to 20%.

Upcoming Conferences & Events:

●	On February 12, 2025, BitFuFu will participate in the Alliance Global Partners (A.G.P.) Virtual Technology Conference.

●	On March 16-18, 2025, Leo Lu, Chairman and CEO of BitFuFu, Calla Zhao, CFO, and Charley Brady, Vice President of Investor Relations, will attend the 37th Annual ROTH Conference in Dana Point, California, and conduct one-on-one meetings with investors.

About BitFuFu Inc.

BitFuFu Inc. is a global leader in Bitcoin mining and comprehensive mining services, providing customers with one-stop solutions including cloud-mining. BitFuFu received early investment from BITMAIN, a world-leading digital asset mining hardware manufacturer, and remains BITMAIN’s strategic partner in the Bitcoin mining and mining services space.

BitFuFu is dedicated to fostering a secure, compliant, and transparent blockchain infrastructure, providing a variety of stable and intelligent digital asset mining solutions to a global customer base. Leveraging its expanding global mining facility network and strategic partnership with BITMAIN, BitFuFu enables institutional customers and digital asset enthusiasts to mine digital assets efficiently.

For more information, please visit https://ir.bitfufu.com/.

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Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends. Statements that are not historical facts, including statements about the Company’s beliefs and expectations, are forward-looking statements. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of BitFuFu’s management and are not predictions of actual performance. These statements involve risks, uncertainties and other factors that may cause BitFuFu’s actual results, levels of activity, performance, or achievements to be materially different from those expressed or implied by these forward-looking statements. Although the Company believes that it has a reasonable basis for each forward-looking statement contained in this press release, the Company cautions you that these statements are based on a combination of facts and factors currently known and projections of the future, which are inherently uncertain. All information provided in this press release is as of the date of this press release and the Company does not undertake any duty to update such information, except as required under applicable law.

For investor inquiries, please contact:

Charley Brady

Vice President, Investor Relations

charley.b@bitfufu.com

For general inquiries, please contact:

BitFuFu Investor Relations

ir@bitfufu.com

BitFuFu Media Relations

pr@bitfufu.com

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